EXHIBIT 99.1

PRESTO®	Tel. 715-839-2164
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
2009 RECORD SALES AND EARNINGS,
A NEW FIVE-YEAR MILITARY CONTRACT, AND THE 2010 DIVIDEND

Eau Claire, Wisconsin (February 19, 2010) -- National Presto Industries, Inc. (NYSE: NPK) announced today record 2009 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “We are in the midst of difficult economic times.  Under the circumstances, we are pleased to announce record-breaking sales and earnings for 2009. We are particularly pleased to advise that all three of our business segments – Housewares/Small Appliances, Defense, and Absorbent Products – contributed to the increase in sales revenues and income.   A sizable portion of the improved profitability for all three Segments admittedly stemmed from reduced commodity costs that were directly attributable to the weak economy, proving the truth of the J.R.R. Tolkien adage that ‘it's an ill wind as blows nobody no good.’ The improved operating results from the three segments more than offset the decline in income from the Company’s portfolio, which experienced reduced yields, reflecting the ultra low Federal funds target rate of 0.0 to 0.25 that the Federal Reserve Board set in December 2008.”

In looking ahead to 2010, Ms. Cohen stated, "The new year holds many opportunities and challenges. The first is definitely an opportunity. Clearly, a cause for concern going into the new year has been the fact that the Defense Segment’s original five-year 40mm system contract ends in 2010. I’m delighted to announce that yesterday, the Army awarded AMTEC Corporation, the Company’s wholly owned defense subsidiary, a new contract for an additional five year period. As in the original contract, AMTEC and one other prime contractor will be responsible for supplying all of the requirements for the 40mm family of practice and tactical ammunition rounds. The initial award is for $33.67 million, with deliveries scheduled towards year-end. A further award under the new contract, is expected later this year. The actual annual and cumulative dollar volume with the Army as a result of the award, will be dependent upon military requirements and funding, as well as government procurement regulations and other factors controlled by the Army and the Department of Defense.

 The Absorbent Product Segment, which enjoyed its first truly profitable year in 2009, has been experiencing capacity constraints and has received Board authorization for a $30 million expansion. To date, it has ordered one machine, which is slated to be installed in the Eau Claire, Wisconsin facility.

The Housewares/Small Appliance Segment’s products are sold primarily through retail channels.   As a result of high consumer unemployment, many of the Segment’s retail customers were struggling throughout 2009. Given the forecasted high 2010 unemployment levels, the retailers are expected to struggle in 2010 as well.   Retail bankruptcies, like those that occurred in 2008, are a cause for real concern in 2010.

 The combination of the Federal Reserve’s ultra easy money policy and Congressional fiscal irresponsibility is a classic recipe for inflation.    Commodity and freight costs have been rising steadily since the later part of 2009 and could very well return to the inflated levels of 2008. Increased costs would have a deleterious effect on all three businesses, particularly Housewares/Small Appliance and Absorbent Products, which unlike Defense, do not have sizable backlogs that enable the locking in of pricing in advance.   Nonetheless, the Company has survived similar challenges in the past.  Its strengths – a cadre of talented, dedicated, and experienced personnel along with its strong balance sheet – place it in an enviable position vis a vis its peers.”

The Board of Directors of National Presto Industries, Inc. also announced the 2010 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $7.15.   The 2010 dividend is the most recent in an unbroken history of sixty-six years. The record date will be March 4, 2010, and the payment date, March 15, 2010. The Board also confirmed May 18, 2010, as the date of the Company’s 2010 annual meeting of shareholders.

National Presto Industries, Inc. operates in three business segments. The Housewares/ Small Appliance Segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is widely recognized as an innovator of new products. The Defense Segment manufactures a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, and cartridge cases. The Absorbent Products Segment is primarily engaged in the manufacture of private label adult incontinence products.

	Year Ended December 31
	2009	2008
Net Sales	$ 478,468,000	$ 448,227,000
Net Earnings	$ 62,576,000	$ 44,183,000
Net Earnings Per Share	$ 9.13	$ 6.45
Weighted Shares Outstanding	6,854,000	6,845,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.